AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT PROGRAM
               OPERATIONS AGREEMENT FOR GUARANTEED RATE ACCOUNTS


I.       INVESTMENT CELL DEFINITION
         --------------------------

         Each contract will consist of fifty-two class year investment cells. There will be a one-day lag between the open dates of the cells at AXA Equitable and the corresponding open dates at Principal. AXA Equitable open periods will run from Wednesday until the close of business Tuesday of the following week. The corresponding open periods at Principal will run from Thursday to the close of business Wednesday of the following week. Participant contributions will be made during the AXA Equitable open period (Wednesday - Tuesday) at the interest rate set by Principal for the corresponding open period. Similarly, all maturities will occur at AXA Equitable on a Tuesday and at Principal on the Wednesday, one business day later. The contract period will begin with the first cell established on Thursday, July 19, 2007 (for monies received at AXA Equitable from July 18, 2007 to July 24, 2007) and end with the last cell established on July 17, 2008, (for monies received at AXA Equitable from July 9, 2008 to July 15, 2008).

II.      INVESTMENT CELL IDENTIFICATION
         ------------------------------

         A joint numbering system is essential for proper reconciliation between Principal and AXA Equitable. We have agreed, for each contract, that a number system from 1-52 will be used, assuming a one-year period. The first cell for the three-year GRA and the first for the five-year GRA will, therefore, be identified as cell #1 under each contract.

III.     CASHFLOW ESTIMATE COMMUNICATION
         -------------------------------

         Each business day starting July 19, 2007, Valerie Wade or her designee at AXA Equitable, will call Linda Crawford at Principal to advise her of the net cash flows and maturities, if any, to be added to the three and five year GRAs. A worksheet will be faxed to Principal to confirm the information and provide the necessary detail by investment cell. As part of this transmission, AXA Equitable will clearly communicate to Principal which cells money is to be added to and which cells money is to be withdrawn from. Withdrawals will be administered on a last in first out basis from the various investment cells in which that participant's balances are held. This transmission of information to Principal will occur as early in the day as possible. Generally, it is agreed this will occur before 11:00 a.m. EST.

         AXA Equitable will provide an estimate of the amount held in existing weekly GRAs scheduled for rollover to a new GRA. These estimates will be e-mailed to Principal on the Friday preceding each such maturity.


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IV.      ELECTRONIC FUNDS TRANSFER FACILITY
         ----------------------------------

         Each day there will be one wire transfer either from AXA Equitable to Principal or from Principal to AXA Equitable. Such transfer will combine transactions in the Three-Year and Five-Year GRAs and will be a net amount including contributions and withdrawals. If such net amount is positive, AXA Equitable will transfer the amount to Principal. If such is negative, Principal will send the amount to AXA Equitable. For disbursements, Principal agrees that it will wire funds on the same day, provided AXA Equitable gives notice before 11:00 a.m. All wires will be preceded by detailed faxed information from AXA Equitable to Principal specifying contributions and withdrawals by cell.

V.       INTEREST RATE ESTABLISHMENT
         ---------------------------

         Linda Crawford, or her designee at Principal, will establish the weekly interest rates in accordance with the pricing formula. Each Tuesday, Principal will determine the Three-Year and Five-Year Treasury Note constant maturity as reported in the WALL STREET JOURNAL. The yield will be calculated in accordance with contract specifications.

         For the Three-Year Weekly GRAs the guaranteed pricing formula calls for Principal to guarantee a positive spread of 90 (Ninety) basis points over the three year Treasury Note rate. For the Five-Year Weekly GRAs, a guaranteed positive spread of 110 (One Hundred and Ten) basis points over the five year Treasury Note rate will apply. These guaranteed credited interest rates are net of Principal's administrative fees but do not reflect the deduction of AXA Equitable's Program Expense and Administration Charges which will be calculated by AXA Equitable, payable to AXA Equitable monthly as a withdrawal from each of the cells established under these contracts, and deducted by AXA Equitable from the rate payable to participants.

         The interest rate to be credited will be an effective annual yield based on a 365-day year. AXA Equitable understands that, during a leap year, such as 2008, Principal will use daily interest factors based on a 366-day year, and Principal will credit interest for February 29.

         Principal's daily interest factors extend 9 (nine) places from the decimal point. AXA Equitable (the recordkeeper) will absorb any residual interest differences resulting from cash flow timing, leap year or from daily interest factors being slightly different at the fund level.

VI.      INTEREST RATE COMMUNICATION TO AXA EQUITABLE
         --------------------------------------------

         Each Tuesday, starting July 17, 2007, Linda Crawford or her designee from Principal, will e-mail Peter Tang at AXA Equitable with the current GRA rates for the three and five year offerings on Tuesday morning no later than 10AM EST. Peter's backups are Rick Argente and / or Linda Humphrey.

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         AXA Equitable Contacts

         PRIMARY                              BACK-UP
         -------                              -------

         Peter Tang                           Ricardo Argente
         peter.tang@axa-equitable.com         ricardo.argente@axa-equitable.com
         Tel: (201) 583-2443                  Tel: (201) 583-2415
         Fax: (201) 583-2420                  Fax: (201) 583-2626

                                              Linda Humphrey
                                              Linda.Humphrey@axa-equitable.com
                                              Tel: (201) 583-2453
                                              Fax: (201) 583-2420

VII.     INTEREST ADJUSTMENT CONTRIBUTIONS
         ---------------------------------

         Principal credits interest on its GRAs from date of deposit up to but not including date of withdrawal. AXA Equitable accounts for interest beginning the date after deposit up to and including the date of withdrawal. For most deposit transactions, this will not produce any interest differences between AXA Equitable and Principal. However, a difference in the amount of interest credited will exist on contributions received on Fridays and on any business day preceding a holiday on which AXA Equitable or Principal is closed. For example, if AXA Equitable receives a deposit on Friday, interest will be credited to participants on Saturday and Sunday. Principal would receive this same contribution from AXA Equitable on Monday and would begin crediting interest then. This will produce an interest difference, which, to some extent, will be offset by withdrawals being paid out Fridays. It is estimated the total difference will be not greater than $5,000 for both contracts at the end of the accumulation period.

         In order to reconcile this difference, AXA Equitable will make a onetime payment to these contracts, or request a withdrawal, representing the amount of difference. AXA Equitable will determine these amounts in July 2008 at the end of the last open period, and forward them in one wire per contract to Principal. A letter indicating the amount to be allocated to each cell will also be sent. Principal agrees to process these adjustments to the appropriate cells. Principal will record this one time principal payment or withdrawal as a contribution or withdrawal.

VIII.    PREMATURE WITHDRAWAL PENALTY
         ----------------------------

         Certain types of withdrawals are subject to a premature withdrawal penalty. The plan provisions that govern these withdrawals and the penalty formula are described in the GRA specifications prepared by William Mercer Asset Planning.


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         AXA Equitable will calculate the premature penalty in its participant recordkeeping area in accordance with the formula. Principal agrees that no penalties will be taken from contracts other than that currently open for contributions.

         Valerie Wade will communicate the withdrawal and penalty amount to Principal. Principal will withdraw from the contract(s) the withdrawal amount and the penalty amount and, for fund balance reporting purposes, reduce the cell(s) by both amounts. However, only the withdrawal amount will actually be paid out to AXA Equitable. Principal will retain the penalty amount.

IX.      DEDUCTION OF AXA EQUITABLE FEES
         -------------------------------

         Principal acknowledges that fee deductions will be withdrawn from each of the cells established under both contracts. These fees include the Program Expense Charge, the investment accounting fee and certain other charges described in the Prospectus. These amounts will not be reported to Principal as a separate transaction, but will be combined with other benefit withdrawals. As with such withdrawals, Principal will reduce the cells by the appropriate amounts and wire these amounts to AXA Equitable the same day they are reported, if they are reported before 11:00 a.m.

X.       FUND BALANCE REPORTING
         ----------------------

         Linda Crawford or her designee at Principal, will prepare a monthly fund balance statement for each investment cell under each contract (Once contributions have been added to all investment cells Principal will prepare 104 fund balance statements).

         These reports will include: 1) beginning balance, 2) details of all transactions, 3) interest credited, 4) ending balance. The monthly fund balance information will be released to Valerie Wade, or her designee at AXA Equitable, by the third business day after the end of each reporting month. All questions concerning the fund balance statements should be directed to Linda Crawford at Principal.

XI.      INVESTMENT CELL MATURITY
         ------------------------

         For the 3-Year Contract, Principal will make payment of the entire balance in each investment cell on the Wednesday, which is 156 weeks after the close of the cell's contribution term. For the 5-Year Contract Principal will make payment of the entire balance in each investment cell on the Wednesday which is 260 weeks after the close of the cell's contribution term.

XII.     FORM 5500 REPORTING
         -------------------

         Principal will prepare its normal 5500 report for both contracts. Principal will record the one time interest adjustment contribution, defined in item VII of this agreement, as a contribution. Fee deductions from each contract will be reported as

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         withdrawals for Form 5500 reporting purposes. Form 5500 reports will be sent to Ricardo Argente at AXA Equitable.

XIII.    HOLIDAY PROCEDURES
         ------------------

         If a Principal holiday or a state bank holiday prevents AXA Equitable from forwarding amounts to Principal and such delay results in a weekly cell having been closed, Principal agrees to treat those amounts as if they had been received for the cell, which would have been opened except for the holiday closing. This will avoid increasing the differences in Principal's and AXA Equitable fund balances as a result of timing differences. Following is a list of the bank and company holidays. Note, if one of those holidays falls on a Saturday or Sunday, Principal will be open on either the preceding Friday or following Monday. The days in 2007 and 2008 on which Principal is closed are noted.

         AXA EQUITABLE HOLIDAYS-2008           PRINCIPAL HOLIDAYS-2008
         ---------------------------           -----------------------
         New Years Day                         New Year's Day
         Dr. Martin Luther King Birthday       Dr. Martin Luther King's Birthday
         President's Day                       President's Day
         Memorial Day                          Memorial Day
         Independence Day                      Independence Day

         AXA EQUITABLE HOLIDAYS-2007           PRINCIPAL HOLIDAYS-2007
         ---------------------------           -----------------------
         Labor Day                             Labor Day
         Thanksgiving Day                      Thanksgiving Day
         Half-day November 23, 2007            Day after Thanksgiving
         Half-day December 24, 2007            Half-day Christmas Eve
         December 25 (Christmas)               Christmas Day

         ADDITIONAL N.Y. STATE BANK HOLIDAYS   ADDITIONAL STATE BANK HOLIDAYS
         -----------------------------------   ------------------------------
         Veteran's Day, November 11            None



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XIV.     CONTACTS
         --------

         A list of contacts at each organization is part of this agreement. Primary contacts for any future changes to this agreement are noted.

XV.      PRINCIPAL REPRESENTATIVES
         -------------------------

         CONTACTS FOR MONTHLY REPORTS AND CASH FLOW ACCOUNTING DATA:

         PRIMARY                                BACK-UP
         -------                                -------

         Linda Crawford                         Melissa Stroud
         (308) 389-6631                         (308) 389-6270

         CONTACTS FOR INTEREST RATES AND UNDERWRITING DATA:

         PRIMARY                                BACK-UP
         -------                                -------

         Linda Crawford                         Melissa Stroud
         (308) 389-6631                         (308) 389-6270

         CONTACTS FOR UNDERWRITING DATA:

         PRIMARY                                BACK-UP
         -------                                -------

         Jason Star                             Terry Hotchkiss
         (515) 247-6958                         (515) 247-6132


XVI.     AXA EQUITABLE REPRESENTATIVES
         -----------------------------


         OPERATIONS MANAGER
         ------------------
         James Murphy
         Assistant Vice President
         Tele: (201) 583-2427
         Fax:  (201) 583-2626
         e-mail: james.murphy@axa-equitable.com

         CONTACTS FOR DAILY CASH FLOW & WIRE TRANSFERS
         ---------------------------------------------

         Valerie Wade                           BACK-UP
         AXA Equitable                          Shannon Macri
         100 Madison Street Suite 1000          AXA Equitable
         Syracuse, NY  13202                    100 Madison Street Suite 1000
         Tele: (315) 477-3743                   Syracuse, NY 13202
         Fax:  (315) 477-2824                   Tel: (315) 477-3613
         e-mail: valerie.wade@axa-equitable.com Fax: (315) 477-2824
                                                e-mail:
                                                Shannon.macri@axa-equitable.com

         CONTACTS FOR RATES AND WEEKLY GRA MATURITY ESTIMATES
         ----------------------------------------------------

         Peter Tang                             BACK-UP
         Financial Control Analyst              Rick Argente
                                                Manager
         AXA Equitable                          AXA Equitable
         200 Plaza Drive                        200 Plaza Drive
          Secaucus, NJ 07096                    Secaucus, NJ  07096
         Tele: (201) 583-2443                   Tel: (201) 583-2415
         Fax:  (201) 583-2420                   Fax: (201) 583-2626
         e-mail: peter.tang@axa-equitable.com   e-mail:
                                                rick.argente@axa-equitable.com

                                                Linda Humphrey
                                                Account Information Analyst
                                                AXA Equitable
                                                200 Plaza Drive
                                                Secaucus, NJ 07096
                                                Tel: (201) 583-2453
                                                Fax: (201) 583-2420
                                                e-mail:
                                                Linda.Humphrey@axa-equitable.com

XVII.    SIGNATURES OF ACCEPTANCE
         ------------------------

         FOR AXA EQUITABLE LIFE INSURANCE       FOR PRINCIPAL
         COMPANY                                LIFE INSURANCE COMPANY


         ---------------------------            ------------------------
         JAMES J. MURPHY
         ASSISTANT VICE PRESIDENT


         ---------------------------            -------------------------
         Date                                   Date